                                                                      EXHIBIT 12


    RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)




                                                                   YEARS ENDED DECEMBER 31,                      SIX MONTHS ENDED
                                                     -----------------------------------------------------     --------------------
                                                       1993       1994       1995        1996       1997       6/30/97     6/30/98
                                                     --------   --------   --------    --------   --------     -------    ---------

Net income (loss)                                       4,528      4,933      5,223      7,473     (9,363)      4,099      9,266
Fixed Charges:
          Interest Expense                                109         90        263      2,558      9,599       3,687      6,856

          Amortization of Debt Issue Costs               --         --            1        162        385         145        269

          Preferred Stock Dividend Requirements          --         --         --         --          868        --        3,551

          Rent Exp. Portion Representing Interest                              --            5         27          16       7(1)
                                                      -------    -------    -------    -------    -------     -------    -------
          Total Fixed Charges                             109         90        264      2,725     10,879       3,848     10,683

Less Preferred Stock Dividend Requirements               --         --         --         --          868        --        3,551
                                                      -------    -------    -------    -------    -------     -------    -------
Earnings                                                4,637      5,023      5,487     10,198        618       7,947     16,398
                                                      =======    =======    =======    =======    =======     =======    =======
Ratio of Earnings to Fixed Charges                       42.5       55.8       20.8        3.7        0.1         2.1        1.5


(1)      1997 and 1998 amounts represent capitalized lease interest.